Exhibit 10.2

EUR 100,000,000

FACILITY AGREEMENT

dated 7 March 2008

between

WABCO FINANCIAL SERVICES BVBA

as Borrower

WABCO EUROPE BVBA

and

WABCO HOLDING INC.

as Guarantors

and

PANDIOS COMM.V.A.

as Lender

and

RABOBANK INTERNATIONAL, ANTWERP BRANCH

as Calculation Agent

Ref: DBA

Linklaters LLP

Brederodestraat 13

1000 Brussels

THIS AGREEMENT is dated 7 March 2008 and made between:

(1)	WABCO FINANCIAL SERVICES BVBA, a company organised under the laws of Belgium having its registered office at Waversesteenweg 1789, 1160 Oudergem, Belgium, with registration number 0881.425.934, as borrower (the “Borrower”);

(2)	WABCO EUROPE BVBA, a company organised under the laws of Belgium having its registered office at Waversesteenweg 1789, 1160 Oudergem, Belgium, with registration number 0475.956.135, as guarantor (the “Company”);

(3)	WABCO HOLDINGS INC. a corporation organised under the laws of Delaware, having its registered office at Orange Street Wilmington, United States of America, with IRS number 208481962, as guarantor (“Wabco Holdings”, and together with the Company, the “Guarantors”);

(4)	PANDIOS COMM.V.A., a company organised under the laws of Belgium having its registered office at Uitbreidingstraat 86 box 3, 2600 Antwerp (Berchem), with registration number 0883.079.189, an indirectly wholly-owned subsidiary of Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International), as lender (the “Lender”); and

(5)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL), ANTWERP BRANCH, as calculation agent (the “Calculation Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a holding company of that person or any other Subsidiary of that holding company.

“Anti-Terrorism Laws” means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.) the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation administered by OFAC, and any similar law enacted in the United States after the date of this Agreement.

“Availability Period” means the period from and including the date of this Agreement to and including the date which is 3 months after the date of this Agreement or such date as may otherwise be agreed between the Lender and the Borrower.

“Available Commitment” means the Commitment minus the amount of any Loan that is outstanding or due to be made on or before the proposed Utilisation Date.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Brussels, with this understanding that in case the date concerned will be a Saturday or a Sunday, then this will be the first following day that is a Business Day unless the first following Business Day is in the next calendar month, in which case that date will be the first preceding day that is a Business Day.

“Commitment” means EUR 100,000,000, in relation to any other Lender, the amount in euros of any Commitment assigned to it under this Agreement, to the extent not cancelled, reduced or assigned by it under this Agreement.

“Compliance Certificate” means a certificate delivered in accordance with Clause 19.2 (Compliance Certificate).

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Designated Person” means a person or entity:

(a)	listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(b)	named as a “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(c)	with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the rate quoted by the Lender in the European interbank market,

as of 11.00 a.m. (Brussels time) on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Executive Order” means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on 24 September 2001, as amended.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by the Lender as the office or offices through which it will perform its obligations under this Agreement.

“Finance Document” means this Agreement and any other document between the Lender and the Borrower designated as such by the Lender and the Borrower.

“Financial Indebtedness” has the same meaning given to the defined term “Indebtedness” in Section 1.01 of the Wabco Revolving Credit Facility.

“Form 10” means the Form 10 filed by Wabco Holdings with the Securities and Exchange Commission on 19 July 2007.

“Fraudulent Transfer Law” means any applicable US Bankruptcy Law or any applicable US state fraudulent transfer or conveyance law.

“GAAP” means generally accepted accounting principles, standards and practices in Belgium, including the international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements (“IFRS”), or generally accepted accounting principles in the United States of America, as applicable.

“Group” means Wabco Holdings and its Subsidiaries for the time being.

“Interest Coverage Ratio” has the meaning given to it in Clause 20.3 (Definitions).

“Interest Payment Date” means in respect of any Interest Period the date which falls one or three Months (as determined in the Utilisation Request) after the Utilisation Date (in the case of the first Interest Payment Date) and, thereafter, after the previous Interest Payment Date.

“Interest Period” means, in relation to a Loan, each period from (and including) the Utilisation Date to (but excluding) the first Interest Payment Date and, thereafter, each period from (and including) an Interest Payment Date to (but excluding) the next Interest Payment Date, determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986 (26 U.S.C. §§ 1 et seq.), as amended, and the regulations promulgated and rulings issued thereunder.

“Lender” means:

(a)	Pandios Comm. V.A.; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Leverage Ratio” has the meaning given to it in Clause 20.3 (Definitions).

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Margin” means 0.55 per cent. per annum, subject to any adjustment in accordance with Clause 8.2 (Margin and Adjustment of Margin).

“Margin Adjustment Date” has the meaning given to it in Clause 8.2 (Margin and Adjustment of Margin).

“Material Adverse Effect” means any event or condition (other than any event or condition disclosed to the Lender in writing or in the Form 10 prior to the date of this Agreement) that:

(a)	has resulted or could reasonably be expected to result in a material adverse change in the business, assets, operations or financial condition of Wabco Holdings and the Subsidiaries taken as a whole; or

(b)	has materially impaired or could reasonably be expected to materially impair the ability of the Obligors to perform any of their obligations under this Agreement or any other Finance Document.

“Material Subsidiary” has the same meaning given to it in Section 1.01 of the Wabco Revolving Credit Facility.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Obligor” means a Borrower or a Guarantor, and “Obligors” means all of the Borrowers and the Guarantors.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Financial Statements” means:

(a)	in relation to Wabco Holdings, the audited consolidated financial statements of the Group for the financial year ended 2006; and

(b)	in relation to any Obligor (other than Wabco Holdings), its audited financial statements for its financial year ended 2006.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period unless market practice were to differ in the European interbank market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the European interbank market (and if quotations for that currency and period would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days).

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status), 18.2 (Binding obligations), 18.3 (Non-conflict with other obligations), 18.4 (Power and authority), 18.7 (No default), paragraph (c) of Clause 18.9 (Financial statements), 18.10 (Pari passu ranking) and 18.11 (No proceedings pending or threatened).

“Screen Rate” means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period displayed on page EURIBOR01 of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lender.

“Security” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

“Subsidiary” means a subsidiary within the meaning of Article 6 of the Belgian Companies Code (“Vennootschappenwetboek”/”Code des Sociétés”).

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date falling 364 days after the date of this Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“US Bankruptcy Law” means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code) or any other United States federal or state bankruptcy, insolvency or similar law.

“US$” or “US Dollars” means the lawful currency of the United States of America.

“US Guarantor” means a Guarantor that is a US Person.

“US Person” means a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code and includes the sole owner of any entity that is disregarded as being an entity separate from such owner for US federal income tax purposes.

“Utilisation” means an utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 2 (Utilisation Requests).

“VAT” means value added tax as provided for in the applicable tax code and any other tax of a similar nature.

“Wabco Revolving Credit Facility” means the USD800,000,000 five-year credit agreement dated 31 May 2007 entered into by Wabco Holdings and its subsidiaries as borrowers, the Lenders as defined in that credit agreement, JPMorgan Chase Bank N.A. as Administrative Agent, Issuing Bank and Swingline Lender, J.P.Morgan Europe Limited as London Agent, ABN AMRO N.V. as Syndication Agent, Bank of America N.A., BNP Paribas and Citibank N.A. as Documentation Agents and J.P.Morgan Securities Inc. and ABN AMRO Bank Inc. as Lead Arrangers and Joint Bookrunners, all as defined in the said credit agreement, an executed copy of which is attached hereto as Schedule 3 (Wabco Revolving Credit Facility).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any “Lender”, any “Obligor”, any “Calculation Agent”, any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted assignees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

(iv)	“gross negligence” means “grove fout”/”faute lourde” (as interpreted in accordance with relevant jurisprudence);

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	“wilful misconduct” or “wilful breach” means “bedrog”/”dol” (as interpreted in accordance with relevant jurisprudence);

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to Brussels time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived.

(e)	An Event of Default is “continuing” if it has not been waived.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a 364-day facility in euro in an aggregate amount equal to the Commitment.

3.	PURPOSE

The Borrower shall apply all amounts borrowed by it under the Facility for its general corporate purposes.

4.	CONDITIONS OF UTILISATION

4.1	Utilisation Request

The Borrower may not deliver the Utilisation Request unless:

(a)	the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender;

(b)	no Default is continuing or would result from the proposed Loan; and

(c)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.2	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than one (1) Loan would be outstanding.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of the Utilisation Request

A Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 10.00 a.m. three Business Days before the Utilisation Date (or such other time period as may be agreed with the Lender).

5.2	Completion of a Utilisation Request

(a)	The Utilisation Request shall be irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period of the Facility;

(ii)	the currency is euro and the amount of the proposed Loan is a minimum of EUR 25,000,000 and does not exceed the lower of (x) the Available Commitment and (y) such amount as is permitted under subsections (h) and (i) of Section 6.02 of the Wabco Revolving Credit Facility;

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(iv)	it specifies the account and bank (which must be in Brussels or the principal financial centre of any other Participating Member State in which banks are open for general business on that day) to which the proceeds of the Utilisation are to be credited.

(b)	Only one Loan may be requested in the Utilisation Request.

5.3	Cancellation of Commitment

The Available Commitment shall be immediately cancelled at the end of the Availability Period or, if earlier, immediately after making the Loan on the Utilisation Date.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

The Borrower shall repay the Loan on the Termination Date.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality and change in capital adequacy rules

If (i) it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or (ii) a change occurs in the Belgian or Dutch capital adequacy rules which has an adverse impact on the economy of the transaction for the Lender and/or its Affiliates:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower, the Commitment of the Lender will be immediately cancelled; and

(c)	the Borrower shall repay the Loan made to it on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower.

7.2	Change of control

(a)	If Wabco Holdings ceases to, directly or indirectly, control the Company or the Borrower:

(i)	Wabco Holdings shall promptly notify the Lender upon becoming aware of that event;

(ii)	the Lender shall not be obliged to fund any Loan; and

(iii)	the Lender may, by not less than 5 Business Days’ prior notice, cancel the Commitment and declare the outstanding Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above “control” means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 95 per cent. of the maximum number of votes that might be cast at a general meeting of the Borrower or the Company, as the case may be; and

(ii)	the holding of more than 95 per cent. of the issued share capital of the Borrower or the Company, as the case may be; and

(iii)	the right to appoint the majority of the members of the board of directors of the Borrower or the Company, as the case may be.

7.3	Voluntary cancellation

The Borrower may, if it gives the Lender not less than 10 Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the Available Commitment.

7.4	Voluntary prepayment of Loans

(a)	The Borrower may, if it gives the Lender not less than 10 Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the Loan, but only to the extent it prepays the whole Loan and subject to paying a prepayment fee equal to:

(i)	in the case of a prepayment within three Months of the Utilisation Date, EUR 100,000;

(ii)	in the case of a prepayment during the period commencing immediately after the date which is three Months after the Utilisation Date and ending on the date which falls six Months after the Utilisation Date, EUR 66,660;

(iii)	in the case of a prepayment during the period commencing immediately after the date which is six Months after the Utilisation Date and ending on the date which falls nine Months after the Utilisation Date, EUR 33,330; and

(iv)	zero if the prepayment occurs thereafter.

(b)	A Loan may only be prepaid on the last day of an Interest Period.

7.5	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR; and

(c)	the cost, if any, of complying with the requirements of the European Central Bank or any requirements imposed by the Lender’s supervisory authority or central bank (the “Mandatory Cost”).

8.2	Margin and adjustment of Margin

(a)	Subject to this Clause 8.2, the Margin applicable to each Loan under the Facility shall be the rate per annum specified in the definition of Margin set out in Clause 1.1 (Definitions) adjusted, by reference to the Leverage Ratio (as defined in Clause 20.3 (Definitions)) as shown in the then most recent Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) received by the Lender, to equal the rate per annum specified opposite the relevant range set out in the following table in which the Leverage Ratio falls:

Leverage Ratio	Margin (% p.a.)
Higher than 2.75x	0.80%

Lower than or equal to 2.75x but higher than or equal to 2.25x	0.675%

Lower than 2.25x but higher than or equal to 1.75x	0.60%

Lower than 1.75x	0.50%

(b)	No adjustment shall be made to the Margin under paragraph (a) above until receipt by the Lender of the first Compliance Certificate and quarterly or annual consolidated financial statements (as applicable) after the Utilisation Date.

(c)	Any adjustment to the Margin under paragraph (b) above shall take effect on the first day of the first subsequent Interest Period in connection with such Loan (the “Margin Adjustment Date”).

(d)	If the Margin for a Loan is reduced for any period under this Clause 8.2 but the audited consolidated financial statements of Wabco Holdings (and the Compliance Certificate with which they are required by this Agreement to be delivered) subsequently received by the Lender do not confirm the basis for that reduction, that reduction shall be reversed with retrospective effect. In that event, the Margin for that Loan shall be the rate per annum specified opposite the relevant range set out in the table above and the revised Leverage Ratio calculated using the figures in the Compliance Certificate. The Borrower shall promptly pay to the Lender any amount necessary to put the Lender in the position they would have been in had the appropriate rate of the Margin applied during that period.

(e)	While a Default is continuing, the Margin applicable to each Utilisation under the Facility shall revert to the highest rate in the grid set out in paragraph (a) above.

8.3	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

8.4	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably) (except that, in relation to overdue interest, default interest shall only be due from the earliest date permitted pursuant to Article 1154 of the Belgian Civil Code). Any interest accruing under this Clause 8.4 shall be immediately payable by the Obligor on demand by the Lender.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent. and the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable (except that, in relation to overdue interest, default interest shall only be due from the earliest date permitted pursuant to Article 1154 of the Belgian Civil Code).

8.5	Notification of rates of interest

The Calculation Agent shall promptly notify the Lender and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Interest Period

(a)	The Interest Period for each Loan will be 1 or 3 Months, as determined in the Utilisation Request.

(b)	Once determined in the Utilisation Request, the term for each Interest Period will remain the same during the life of the Facility.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period (other than as a result of the Lender or the Calculation Agent’s gross negligence or wilful misconduct), then the rate of interest on that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Borrower by the Calculation Agent as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and the Calculation Agent is unable to provide a quotation to determine EURIBOR for euros for the relevant Interest Period; or

(ii)

before close of business in Brussels on the Quotation Day for the relevant Interest Period, the Borrower receives notification from the Calculation Agent that the cost to the Lender of obtaining matching deposits in the European interbank market would be in excess of EURIBOR .

10.2	Alternative basis of interest or funding

If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3	Break Costs

(a)	The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by it on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	COMMITMENT FEE

(a)	The Borrower shall pay to the Lender (for the account of each Lender) a fee in euros computed at the rate of 0.1925 per cent. per annum on that Lender’s Available Commitment for the period starting on the date of this Agreement until the Utilisation Date.

(b)	The accrued commitment fee is payable on the earlier of (i) the last day of the Availability Period and (ii) the Utilisation Date (in which case the Lender may deduct such fee from the Loan it has been requested to make).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS-UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Lender which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document, and is:

(i)	a Lender which is resident in Belgium for Belgian tax purposes and qualifies as a credit institution (within the meaning of Article 105, 1° a) of the Belgian Royal Decree implementing the Belgian Income Tax Code 1992);

(ii)	a professional investor within the meaning of Article 105, 3° of the Belgian Royal Decree implementing the Belgian Income Tax Code 1992 and is acting through an establishment (whether its head office or a permanent establishment) located in Belgium with which the Loan is effectively connected;

(iii)	a Lender which is entitled under the provisions of an applicable tax treaty to receive such interest from the Borrower without a Tax Deduction (subject to executing such documents and doing such other things as may be required as a condition of that entitlement) (a “Treaty Lender”); or

(iv)	a Lender which is a credit institution (within the meaning of Article 1 of the Belgian Act of 22 March 1993 on credit institutions) and which:

(A)	if acting through its head office with which the Loan is effectively connected, has this head office in a country within the European Economic Area or a country with which Belgium has concluded a tax treaty in force on the date of payment;

(B)	if acting through a permanent establishment with which the Loan is effectively connected, has this permanent establishment in a country within the European Economic Area or a country with which Belgium has concluded a tax treaty in force on the date of payment.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Lender accordingly. Similarly, a Lender shall notify the Borrower on becoming so aware in respect of a payment payable to it.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall (subject to paragraph (d) below) be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of Tax imposed on a payment of interest on a Loan, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity

(a)	The Borrower shall (within five Business Days of demand by the Lender) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Lender:

(A)	under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for Tax purposes; or

(B)	under the law of the jurisdiction in which that Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Lender of the event which will give, or has given, rise to the claim, following which the Lender shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Lender.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Obligor which it determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Value added tax

(a)	All amounts set out, or expressed to be payable, under a Finance Document by any Party to the Lender or the Calculation Agent which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and, accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by the Lender or the Calculation Agent, as the case may be, to any Party under a Finance Document, that Party shall pay to the Lender or the Calculation Agent (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and the Lender shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by the Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse the Lender or the Calculation Agent for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender or the Calculation Agent in respect of the costs or expenses to the extent that the Lender or the Calculation Agent reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13.	INCREASED COSTS

13.1	Increased costs

(a)	The Borrower shall, within three Business Days of demand by the Lender, pay the Lender the amount of any increased costs incurred by the Lender or any of its Affiliates as a result of a change in the applicable capital adequacy rules to the extent the same is attributable to the entering into this Agreement or the funding or performance of obligations under this Agreement (and other than as a result of such Lender or Affiliate’s wilful breach or gross negligence).

(b)	The Lender intending to make a claim pursuant to this Clause 13.1 shall notify the Borrower of the event giving rise to such claim.

(c)	The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Lender against any cost, loss or liability incurred by that Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.	MITIGATION BY THE LENDER

15.1	Mitigation

(a)	Each Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) assigning its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall indemnify each Lender for all costs and expenses reasonably incurred by that Lender as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Lender (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement (other than legal fees incurred in connection with the drafting and execution of this Agreement, which will be borne by the Lender); and

(b)	any other Finance Documents executed after the date of this Agreement

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent, the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Lender the amount of all costs and expenses (including legal fees) incurred by that Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.4	Calculation Agent

The Borrower shall, within three Business Days of demand, pay to the Calculation Agent the amount of all costs and expenses (including legal fees) incurred by the Calculation Agent in connection with the performance of its obligations under this Agreement pursuant to a request made by an Obligor.

SECTION 7

GUARANTEE

17.	GUARANTEE

17.1	Guarantee

Each Guarantor irrevocably guarantees as primary obligor and not merely as surety to each Lender the punctual performance by the Borrower of its obligations under this Agreement and any other Finance Document. For the avoidance of doubt, in case there is more than one Guarantor, any call under this guarantee may be made to one Guarantor only. The guarantee provided pursuant to this Clause 17 is an independent, abstract and unconditional guarantee (and not merely a “borgtocht”/”cautionnement”). Any Guarantor shall pay all amounts due under this guarantee immediately upon request by any Lender.

17.2	Continuing guarantee

The guarantee obligations of each Guarantor under this Clause 17 will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part or any increase of the Commitments, and this guarantee constitutes a guarantee of payment and not of collection.

17.3	Reinstatement

If any payment by an Obligor or any discharge given by a Lender (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Lender shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender.

17.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

17.9	US Guarantor

(a)	The US Guarantor represents, warrants and agrees that:

(i)	it will receive valuable direct and indirect benefits as a result of the transactions financed by the Finance Documents;

(ii)	the aggregate amount of its debts and liabilities, subordinated, contingent or otherwise (including its obligations under the Finance Documents as limited by paragraph (b) below) is not more than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(iii)	its capital is not unreasonably small to carry on its business as it is being conducted;

(iv)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(v)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(b)	Notwithstanding anything to the contrary contained herein or in any other Finance Document, the maximum liability of the US Guarantor under this Clause 17 shall in no event exceed an amount equal to the greatest amount that would not render the US Guarantor’s obligations hereunder and under the other Finance Documents subject to avoidance under US Bankruptcy Law or to being set aside, avoided or annulled under any Fraudulent Transfer Law, in each case after giving effect (i) to all other liabilities of the US Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Law (specifically excluding, however, any liabilities of the US Guarantor in respect of inter-company indebtedness to the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by the US Guarantor hereunder) and (ii) to the value as assets of the US Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by the US Guarantor pursuant to (A) applicable law or (B) any other agreement providing for an equitable allocation among the US Guarantor and the Borrower and other Guarantors of obligations arising under this Agreement or other guarantees of such obligations by such parties.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to the Lender on the date of this Agreement and the first Utilisation Date.

18.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets (including (without limitation) the Wabco Revolving Credit Facility),

nor result in the existence of, or oblige it to create, any Security over any of its assets.

18.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation have been obtained or effected and are in full force and effect.

18.6	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.7	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Loan.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

18.8	No misleading information

Any factual information provided by or on behalf of any member of the Group for the purposes of entering into this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

18.9	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of Wabco Holdings) as at the end of and for the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of Wabco Holdings) since the date of the latest financial statements.

18.10	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.11	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

18.12	Consents and licences

It and each of its Subsidiaries has obtained and is in compliance with the terms and conditions of all permits, licences, consents, approvals, certificates, registrations and other authorisations required under any applicable law or regulation for the operation of its business or the ownership, possession, occupation or use of its assets, where failure thereof might reasonably be expected to have a Material Adverse Effect.

18.13	Environmental Laws

It and each of its Subsidiaries has complied with all Environmental Laws to which it may be subject in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.

18.14	Security

It, nor any of its Subsidiaries, has (i) created any Security for the benefit of the lenders under the Wabco Revolving Credit Agreement or (ii) created any Security other than any Security expressly permitted to be created by Section 6.01 of the Wabco Revolving Credit Agreement (other than any Security referred to in item (i)).

18.15	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, each Utilisation Date and the first day of each Interest Period.

18.16	Anti-Terrorism Laws

Neither it nor, to its knowledge, any of its Subsidiaries:

(a)	is in violation of any Anti-Terrorism Law;

(b)	is a Designated Person; or

(c)	deals in any property or interest in property blocked pursuant to any Anti-Terrorism Law.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

Wabco Holdings shall supply (or procure delivery) to the Lender as soon as the same becomes available:

(a)	the annual and quarterly audited or unaudited (as applicable) consolidated financial statements of Wabco Holdings for the relevant financial year or quarter; and

(b)	the audited financial statements of the Company and the Borrower for that financial year.

19.2	Compliance Certificate

(a)	Wabco Holdings shall supply to the Lender, with each set of financial statements delivered pursuant to paragraph (a) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Unless otherwise requested by the Lender, Wabco Holdings may satisfy its obligation to provide a Compliance Certificate in accordance with paragraph (a) above by providing a certified copy of any certificate delivered pursuant to subsection (c) of Section 5.05 of the Wabco Revolving Credit Facility.

19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the relevant Obligor as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	Wabco Holdings shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP.

19.4	Information: miscellaneous

Each Obligor shall supply to the Lender:

(a)	all documents dispatched by the relevant Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request.

19.5	Notification of default

(a)	Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6	Information supplied under the Wabco Revolving Credit Facility

Wabco Holdings shall supply to the Lender a copy of each document supplied (and at the same time as such document is being furnished) under or pursuant to Sections 5.05 and 10.02 of the Wabco Revolving Credit Facility.

19.7	“Know your customer” checks

If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment,

obliges the Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Lender, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.8	Anti-Terrorism Laws

(a)	No Obligor shall knowingly engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Terrorism Law.

(b)	To the knowledge of each Obligor, (a) none of the funds or assets of such Obligor that are used to repay the Facility shall constitute property of, or shall be beneficially owned directly or indirectly by, any Designated Person and (b) no Designated Person shall have any direct or indirect interest in such Obligor that would constitute a violation of any Anti-Terrorism Laws.

(c)	No Obligor shall, and each Obligor shall procure that none of its Subsidiaries will, knowingly fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the prohibitions set forth in any Anti-Terrorism Law.

20.	FINANCIAL COVENANTS

20.1	Financial condition

Wabco Holdings shall ensure that on the last day of any fiscal quarter (computed by reference to the period of four consecutive fiscal quarters ending on such date):

(a)	the Leverage Ratio will not be greater than 3.00 to 1.00; and

(b)	the Interest Coverage Ratio will not be less than 3.00 to 1.00.

20.2	Financial covenant calculations

Consolidated EBITDA, Consolidated Net Indebtedness and Consolidated Net Interest Expense (and any other term referenced therein or useful for the determination of the Interest Coverage Ratio and the Leverage Ratio) shall be calculated and interpreted at the level of Wabco Holdings in accordance with the provisions of the Wabco Revolving Credit Facility.

20.3	Definitions

Unless otherwise defined, definitions have the same meaning as used in the Wabco Revolving Credit Facility.

In this Clause 20.3:

“Interest Coverage Ratio” means, at any date that is the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA to (b) Consolidated Net Interest Expense in each case for the period of four consecutive fiscal quarters of Wabco Holdings ended on such date.

“Leverage Ratio” means, at any date that is the last day of any fiscal quarter, the ratio of (a) Consolidated Net Indebtedness on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Wabco Holdings ended on such date.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

(a)	Each Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

(b)	The relevant Obligor shall promptly make the registrations specified at the end of Clause 18.5 (Validity and admissibility in evidence).

21.2	Compliance with laws

Each Obligor shall comply in all respects with all laws, including Environmental Laws, to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

21.3	Negative pledge

No Obligor shall (and Wabco Holdings and the Company shall ensure that no other member of the Group will) directly or indirectly create, incur, assume or permit to exist any Security securing indebtedness upon or with respect to any of its property or assets, whether now owned or hereafter acquired, except for any Security expressly permitted by Section 6.01 of the Wabco Revolving Credit Facility and provided that no member of the Group shall be entitled to create any Security in favour of the lenders under Section 6.01 of the Wabco Revolving Credit Facility after the date of this Agreement unless the Lender shall have consented thereto in writing.

21.4	Disposals

No Obligor shall (and Wabco Holdings and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset, except for any sale, lease, transfer or disposal expressly permitted by subsection (b) of Section 6.03 of the Wabco Revolving Credit Facility.

21.5	Financial Indebtedness

The Borrower shall not (and Wabco Holdings and the Company shall ensure that no member of the Group (other than Wabco Holdings) will) incur or allow to remain outstanding any Financial Indebtedness, except to the extent expressly permitted by Section 6.02 of the Wabco Revolving Credit Facility and provided that any Financial Indebtedness incurred by the Company or the Borrower (other than Financial Indebtedness incurred under any inter-company loan and Financial Indebtedness incurred under the Wabco Revolving Credit Facility) shall only be permitted to the extent that the aggregate amount thereof does not at any time exceed USD 300,000,000 or unless the Lender shall otherwise have consented thereto in writing.

21.6	Merger

No Obligor shall (and Wabco Holdings and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or other corporate reconstruction or transfer all or part of its assets, except for any merger expressly permitted by Section 6.03 of the Wabco Revolving Credit Facility and provided that, if any such merger involves the Company or the Borrower, the Company or the Borrower, as the case may be, shall be the surviving entity.

21.7	Change of business

The Obligors shall procure that no substantial change is made to the general nature of the business of the Group or the Obligors taken as a whole from that carried on at the date of this Agreement.

21.8	Control

Wabco Holdings shall at all times directly or indirectly control (as such term is defined in Clause 7.2(b) (Change of Control)) each of the Borrower and the Company.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 is an Event of Default (save for Clause 22.12 (Acceleration).

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 5 Business Days of its due date.

22.2	Financial covenants

Any requirement of Clause 20 (Financial covenants) is not satisfied.

22.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above in relation to Clause 21.1 (Authorisations) will occur if the failure to comply is capable of remedy and is remedied within 5 Business Days of the Lender giving notice to the Borrower becoming aware of the failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 75,000,000 (or its equivalent in any other currency or currencies).

22.6	Judgements

One or more judgements for the payment of money in an aggregated amount in excess of USD 75,000,000 (or its equivalent in any other currency or currencies) (except to the extent covered by insurance as to which the insurer acknowledges such coverage in writing) are rendered against Wabco Holdings, any Obligor, Material Subsidiary or combination thereof and the same remains undischarged for a period of 60 consecutive days during which no execution or legal action is taken to attach or seize any asset of any of these entities.

22.7	Insolvency

(a)	Any Material Subsidiary or Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Material Subsidiary or Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Material Subsidiary or Obligor.

22.8	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, bankruptcy, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Subsidiary or Obligor other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)	a composition, including a judicial composition (“gerechtelijk akkoord”/”concordat judiciaire”) compromise, assignment or arrangement with any creditor of any Material Subsidiary or Obligor; or

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Subsidiary which is not an Obligor), receiver, bankruptcy receiver (“curator”/”curateur”) administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Subsidiary or Obligor or any of its assets;

or any analogous procedure or step is taken in any jurisdiction.

22.9	Creditors’ process

Any expropriation, attachment (including “bewarend beslag”/”saisie conservatoire” and “uitvoerend beslag”/”saisie exécutoire”), sequestration, distress or execution affects any asset or assets of a member of the Group unless it is contested in good faith, is reasonably capable of being discharged and is discharged within 15 Business Days.

22.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

22.11	Non-performance

An Obligor refuses to perform any of its obligations under a Finance Document or evidences an intention to refuse to perform any of its obligations under a Finance Document.

22.12	Acceleration

On and at any time after the occurrence of an Event of Default, other than an Event of Default referred to in clause (d) below, the Lender may by notice to the Borrower:

(a)	cancel the Commitment whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

(d)	if an Event of Default occurs under Clause 22.7 (Insolvency proceedings) in relation to the US Guarantor, each amount expressed by Clause 17 (Guarantee) to be payable by that Guarantor on demand shall, after that Event of Default has occurred, be immediately due and payable by that Guarantor without the need for any demand or other claim on that Guarantor or any other Obligor.

SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may assign any of its rights and obligations (by way of “overdracht”/”cession”) to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2	Conditions of assignment

(a)	The written consent of the Borrower is required for an assignment by an Existing Lender, unless the assignment is to another Existing Lender or an Affiliate of a Existing Lender or an Event of Default is continuing.

(b)	The consent of the Borrower to an assignment must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	An assignment will only be effective on:

(i)	receipt by the Lender of written confirmation from the New Lender that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender.

(d)	If:

(i)	a Lender assigns any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment or change had not occurred.

(e)	If, following any assignment in accordance with this Clause 23, there shall be more than one Lender, the term “Lender” shall be read as being a reference to all such lenders. All decisions to be made by the Lender under any of the Finance Documents shall, unless agreed otherwise, require the unanimous consent of all the lenders.

23.3	Disclosure of information

Any Lender may disclose to any of its Affiliates and any New Lender:

(a)	to (or through) whom that Lender assigns (or may potentially assign) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(d)	for whose benefit that Lender charges, assigns or otherwise creates Security,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider necessary in light of the relevant circumstances. This Clause supersedes any previous agreement relating to the confidentiality of this information.

24.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or obligations under the Finance Documents.

SECTION 10

THE LENDER AND CALCULATION AGENT

25.	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	INDEMNITY

The Obligors shall indemnify the Calculation Agent against any loss, liability, cost, claim, action, demand or expense (including, but not limited to, all costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) that the Calculation Agent may incur or that may be made against it arising out of or in relation to or in connection with its appointment or the exercise of its functions, except where such loss, liability, cost, claim, action, demand or expense result from a wilful misconduct or wilful default of the the Lender or the Calculation Agent, as the case may be.

SECTION 11

ADMINISTRATION

27.	PAYMENT MECHANICS

27.1	Payments to the Lender

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or Brussels) with such bank as the Lender specifies.

27.2	Distributions to an Obligor

The Lender may (with the consent of the Obligor or in accordance with Clause 28 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.3	Partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall, to the extent permitted under applicable law, apply that payment towards the obligations of that Obligor under the Finance Documents in any order selected by that Lender:

(b)	Paragraph (a) above will override any appropriation made by an Obligor.

27.4	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.5	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.6	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

(a)	the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)	the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 33 (Amendments and Waivers); and

(d)	the Lender shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.6.

28.	SET-OFF

A Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent owned by it) against any matured obligation owed by it to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

(a)	Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter, electronic mail or other electronic means.

(b)	The address, fax number and e-mail address of each Party shall be that notified in writing by the relevant Party from time to time.

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender or the Calculation Agent are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Lender or the Calculation Agent of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Reliance on documents

The Lender and the Calculation Agent shall not be liable in respect of anything done or suffered by it in reliance on a document reasonably believed by it to be genuine and to have been signed by the proper parties or on information to which it should properly have regard and reasonably believed by it to be genuine and to have been originated by the proper parties.

30.4	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the European interbank market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS, WAIVERS AND TERMINATION OF WABCO REVOLVING CREDIT FACILITY

(a)	No term of the Finance Documents may be amended or waived without the prior written consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties, including any Obligor which shall be deemed to have given the relevant authority to the Borrower to agree to any such amendment or waiver on its behalf.

(b)	Where this Agreement incorporates or refers to a term, provision or covenant of the Wabco Revolving Credit Facility, such reference shall be construed as a reference to such term, provision or covenant as in effect on the date of this Agreement. Accordingly, any amendment or waiver consented by the lenders under the Wabco Revolving Credit Facility shall not be binding on the Lender unless and until such time as the Lender shall have consented to the same in writing.

(c)	If the Wabco Revolving Credit Facility is terminated prior to the Termination Date, any term, provision or covenant of the Wabco Revolving Credit Facility incorporated by reference into this Agreement shall survive, and such incorporation by reference shall not in any way be affected by, such termination.

34.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.	CONFIDENTIALITY

None of the Finance Documents shall be made public without the prior written consent of all Parties.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

36.	GOVERNING LAW

This Agreement is governed by Belgian law.

37.	ENFORCEMENT

37.1	Jurisdiction

(a)	The courts of Antwerp have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Antwerp are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 37.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

37.2	Election of domicile

For the purposes of any legal action in connection with any Finance Document, each Obligor irrevocably elects domicile at the registered office from time to time of the Borrower.

This Agreement has been entered into on the date stated at the beginning of this Agreement in five (5) originals, each party acknowledging receipt of one original.

Documentary duty of EUR 0.15 per original paid by bank transfer from Linklaters LLP. Recht op geschriften van 0,15 euro per origineel betaald per overschrijving door Linklaters LLP. Droit d’écriture de 0,15 euro per original payé par transfert bancaire de Linklaters LLP.

SCHEDULE 1

CONDITIONS PRECEDENT

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor (with respect to the US Guarantor, certified as of a recent date by the Secretary of the State of the state of the US Guarantor’s jurisdiction of organisation and a copy of its bylaws, limited liability company agreement or partnership agreement, as applicable).

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(e)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)	A certificate as to the existence and good standing (including verification of tax status, if available) of the US Guarantor from the appropriate governmental authorities in the US Guarantor’s jurisdiction of organisation and in each other jurisdiction where the US Guarantor is qualified to do business (if any), in form and substance satisfactory to the Lender and its counsel.

2.	Legal opinions

(a)	A legal opinion of Linklaters LLP, legal advisers to the Lender in Belgium, substantially in the form distributed to the Lender prior to the signing of this Agreement.

(b)	A legal opinion of Linklaters LLP, legal advisers to the Lender as to matters of Delaware and New York law, substantially in the form distributed to the Lender prior to the signing of this Agreement.

3.	Other documents and evidence

(a)	A copy of the executed Wabco Revolving Credit Facility.

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements of each Obligor.

SCHEDULE 2

UTILISATION REQUEST

From: Wabco Financial Services BVBA

To: Pandios Comm.V.A.

Dated:

Dear Sirs

Wabco Financial Services BVBA—EUR 100,000,000 Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[1 OR 3] Month[s]

3.	We confirm that each condition specified in Clause 4 (Conditions of Utilisation) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of relevant Borrower]

SCHEDULE 3

WABCO REVOLVING CREDIT FACILITY

[EXECUTED COPY TO BE ATTACHED]

SIGNATURES

The Obligors

Wabco Financial Services BVBA, as Borrower

By:	/s/ Ulrich Michel
Name:	Ulrich Michel
Function:	Chief Financial Officer

Address:	Wabco Europe BVBA
Waversesteenweg 1789
1160 Brussels
Belgium

Fax: +32 2 663 98 99

Attention: Jef van Osta / Pierre-François Henderyckx

Wabco Europe BVBA, as Guarantor

By:	/s/ Ulrich Michel
Name:	Ulrich Michel
Function:	Chief Financial Officer

Address/ Fax: same as for the Borrower

Wabco Holdings Inc., as Guarantor

By:	/s/ Ulrich Michel
Name:	Ulrich Michel
Function:	Chief Financial Officer

Address/ Fax: same as for the Borrower

The Lender

Pandios Comm.V.A., as Lender

By:	/s/ Johan Vanhulle
Name:	Finstrad NV
Function:	manager, represented by Johan Vanhulle

Address: Uitbreidingstraat 86, Box 3, 2600 Antwerp (Berchem)

Fax: +32 3 290 17 94

Attention: Managing Director

Calculation Agent

Rabobank International, Antwerp Branch, as Calculation Agent

By:	/s/ Pierre Gerits
Name:	Pierre Gerits
Function:	By proxy

Address:	Rabobank International, Antwerp Branch
Uitbreidingstraat 86, Box 3, 2600 Antwerp (Berchem)

Fax: +32 3 290 17 97

Attention: Head of Mid-Office